Investment Adviser Representation




McCarthy Group Asset Management, Inc. (the "Advisor") of the McCarthy Fund (the "Fund") represents for the six-month period ended December 31, 2002, which covers the period of the Form N-SAR due to be filed on or about March 3, 2003, that, among other things:

1. The Fund's portfolio holdings are suitable and correct for the Fund as it relates to

     (a)  the Investment Company Act of 1940, as amended,

     (b)  the applicable regulations of Internal Revenue Code,

     (c) the Fund's current prospectus and statement of additional information investment policies and restrictions;

2. The Adviser has signed all of the compliance reports generated within the stated period; and

3. The Fund's portfolio holdings appear accurate and complete, among other things, and the securities therein appear accurately priced.





     Signed:  Richard L. Jarvis                      Date:  February 28, 2003
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